Exhibit 10.2.7

DEFERRED COMPENSATION PLAN FOR

MEMBERS OF THE BOARD OF TRUSTEES OF

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

Adopted by the Board of Trustees, February 27, 1979;

Effective as of March 1, 1979

As amended effective February 26, 1980

As amended effective January 1, 1993

As Amended effective January 1, 2008

Deferred Compensation Plan

for

Members of the Board of Trustees

of

Consolidated Edison Company of New York, Inc.

Section 1. Definitions. Whenever used herein, the following terms shall have the following meanings:

“Company”	- Consolidated Edison Company of New York, Inc.

“Compensation”	- The amount of money to be paid by the Company to a Trustee for serving as a member of the Board of Trustees of the Company and any Committees thereof and for any other services rendered by a Trustee individually by agreement with the Company.

“Deferred Compensation”	- A Trustee’s Compensation, or part thereof, which such Trustee shall designate for deferred payment in accordance with the provisions of this Plan.

“Deferred Compensation Election Form”	- The form, approved and furnished by the Plan Administrator, authorizing the deferral of Compensation under this Plan, which form may be submitted electronically or in writing, as permitted by the Plan Administrator, and as further described in Section 2.(c).

“Deposit Rate”	- The annual rate of interest paid by the Company on customer deposits, without reduction for any administrative costs of the customer deposit program, as such rate may change from time to time.

“Effective Date”	- The effective date of the Plan shall be March 1, 1979.

“Interest Equivalent”	- Shall be determined by applying the Deposit Rate, to each increment of Deferred Compensation retained by the Company for a Trustee under the Plan during the period commencing on the date on which such increment would have been paid to such Trustee by the Company in the absence of this Plan, and ending on the date on which such increment and all applicable Interest Equivalent are fully paid by the Company pursuant to this Plan. During such period the Deposit Rate shall be compounded monthly and applied to all sums of Deferred Compensation and Interest Equivalent remaining unpaid under this Plan until such sums are fully paid.

“Plan Administrator”	- The person designated from time to time pursuant to Section 4.1 hereof.

“Plan Year”	- A calendar year.

“Section 409A”	- means Section 409A of the Internal Revenue Code of 1986, as amended and the rulings and regulations promulgated thereunder.

“Separation from Service”	- with respect to a Trustee, shall mean a “separation from service” with the Company as determined under the default provisions in Treasurey Regulation Section 1.409A-19h).

“Trustee”	- A person, other than an officer of the Company, duly elected and serving as a member of the Board of Trustees of the Company.

Section 2. Designation of Deferred Compensation

(a)	Any Trustee who wishes to designate as Deferred Compensation all or part of his or her Compensation shall, prior to the beginning of the Plan Year in which service to such Compensation relates, complete, execute and file with the Plan Administrator a Deferred Compensation Election Form authorizing the deferral of Compensation under this Plan for such Plan Year in accordance with the provisions of this Section.

(b)	Notwithstanding the provisions of paragraph (a) above, an individual who becomes a Trustee and wishes to designate his or her Compensation as Deferred Compensation in the Plan Year such individual first becomes a Trustee must, subject to the approval of the Plan Administrator in its sole discretion, no later than 30 days following the date such individual becomes a Trustee, complete, execute and file with the Plan Administrator a Deferred Compensation Election Form authorizing such deferrals under this Plan for such Plan Year in accordance with the provisions of this Section. Such Deferred Compensation Election Form shall be effective only for the portion of the Trustee’s Compensation to be earned in the Plan Year following the date on which the Deferred Compensation Election Form is effective.

(c)	A Deferred Compensation Election Form for a Plan Year may be submitted electronically or in writing, in either case on a form approved and furnished by the Plan Administrator, who shall be the sole judge of the proper completion thereof. Such Deferred Compensation Election Form shall specify:

(i)	the Trustee’s election to have his or her Compensation deferred;

(ii)	the percentage of the Trustee’s Compensation to be deferred, which percentage shall be in multiples of one percent

(1%);

(iii)	if applicable, the specific payment commencement date for any In-Service Distribution permitted in accordance with Section 3, which date shall not be earlier than January 1 of the second Plan Year following the Plan Year to which such Trustee’s Compensation relates; and

(iv)	an election, if any, of the form of payment.

(d)	Any Deferred Compensation Election Form executed by a Trustee shall be effective only with respect to Compensation to be earned in the Plan Year following the Plan Year in which the Deferred Compensation Election Form is received by the Plan Administrator (except as otherwise provided in clause (b) above).

(e)	All Deferred Compensation, as designated by a Trustee in accordance with the provisions of this Section hereof, shall be retained by the Company for such Trustee and paid out in accordance with the provisions of this Plan.

Section 3. Payment of Deferred Compensation and Timing of Distributions

(a).	General - The Deferred Compensation retained by the Company for a Trustee in accordance with the provisions of this Plan shall be paid to such Trustee by the Company, together with an additional sum (hereinafter referred to as the “Interest Equivalent”), in (i) a lump sum on such payment date or dates, (ii) in substantially equal monthly installments over such pay-out period, or (iii) as a Qualifying Annuity, as defined in Section 7 below, as such Trustees shall have specified in any Deferred Compensation Election Form executed by such Trustee pursuant to Section 2 hereof; provided, however, that such payment dates or the commencement of such pay-out period shall be no sooner than January 1 of the second Plan Year following the Plan Year for which the deferral election was made.

(b.)	Subsequent Deferral - Notwithstanding Section 2 above, the Plan Administrator may permit a Trustee to make a subsequent election to defer the commencement of his or her distribution to a date later than the date specified in his or her Deferred Compensation Election Form by filing another Deferred Compensation Election Form, a written request with the Plan Administrator requesting an election change. Such an election change shall not take effect until at least twelve months after the date on which it is made and shall be effective only if (a) the change election is filed with the Plan Administrator before the Trustee’s Separation from Service; (b) the change election does not accelerate the timing or payment schedule of any distribution; (c) the payment commencement date in the change election is not less than five years after the date the distribution would otherwise have commenced without regard to such election; (d) the Plan Administrator approves such change election; and (e) the change election is made at least twelve months prior to the date the distribution would have commenced. A Trustee’s distribution election shall become irrevocable upon the Trustee’s Separation from Service.

(c.)	The Company may, upon a Separation from Service, automatically cash out the Deferred Compensation of a Trustee under the Plan and all other account balance plans of the Company and its affiliates, so long as the aggregate amount of such payment does not exceed the applicable limit set forth in Section 402(g) of the Internal Revenue Code of 1986, as amended.

(d)	If the death of a Trustee shall occur before he or she has received full payment from the Company of all Deferred Compensation and Interest Equivalent payable under this Plan, the Company shall make all remaining payments due or to become due hereunder in a single lump sum payment within 60 days following the date of the Trustee’s death to the designated beneficiary or beneficiaries or, if none, to the estate of the deceased Trustee upon the appointment of the executor or administrator of such estate.

Section 4. Plan Administrator

(a)	The Plan Administrator shall be an officer of the Company who shall be appointed by and serve at the pleasure of the Chairman of the Board of the Company.

(b)	It shall be the duty of the Plan Administrator to administer this Plan. The Plan Administrator is hereby empowered to make all determinations and resolve all questions of interpretation which may arise under this Plan in the course of its administration in order to effectuate its purpose and intent and make all factual and legal determinations. All such determinations and interpretations made by the Plan Administrator shall be final, conclusive and binding on all persons affected thereby or having any interest therein.

Section 5. General Provisions

(a)	This Plan shall constitute a contract between the Company and each participating Trustee.

(b)	The Company shall not be required to provide security for or segregate any funds representing Deferred Compensation or Interest Equivalent under this Plan, nor shall the Company be deemed to hold any such funds in trust or in any fiduciary capacity.

Section 6. Amendment of Plan

(a)	This Plan may be amended or revoked by a duly adopted resolution of the Board of Trustees of the Company at any meeting of the Board, the notice of which included notice of the proposed amendment or revocation; provided, however, that any such amendment or revocation shall take effect on the first day of the month immediately following the date on which such resolution is adopted or such other date set forth in the resolution, shall have prospective effect only and shall not affect or impair the rights of any Trustee, or his or her estate, to the payment by the Company of Deferred Compensation and Interest Equivalent at the same time as shall be designated in the applicable Election Forms and on the same terms as shall exist under this Plan immediately prior to the effective date of such amendment or revocation.

(b)

This Plan is intended to satisfy the applicable requirements of Section 409A and shall be performed and interpreted consistent with such intent. If the Board determines, in good faith, that any provision of this Plan does not satisfy such requirements or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Board shall modify, to the maximum extent practicable, the original intent of the applicable provision without violation of the requirements of Section 409A (“Section 409A Compliance”), and, notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure Section 409A Compliance. Any determinations by the Board shall be final and binding on all parties.

Section 7. Election for Qualifying Annuity

(a)	A Trustee shall have the right, if he or she so elects on the Deferred Compensation Election Form in accordance with Section 2 above, to require the Company to pay him or her all Deferred Compensation and accrued Interest Equivalent (hereinafter collectively referred to as the “Retirement Benefit”) to which he or she is then entitled under this Plan in such manner as shall qualify the Retirement Benefit as an annuity under Section 131.4(d) of the Codes, Rules and Regulations of the State of New York.

(b)

In accordance with the foregoing, the Retirement Benefit shall be paid to the Trustee (i) in cash only; (ii) at regular monthly intervals over a period not less than half the Trustee’s life expectancy as of the date payments begin, said life expectancy to be the expected return multiple shown for the applicable age and sex in Table 1 – Ordinary Life Annuities – One Life – Expected Return Multiples, promulgated under Regulation 1.72-9 of the Federal Income Tax Regulations; (iii) at a rate which remains uniform during such period and varies only with the fluctuation in the Consumer Price Index of the U.S. Bureau of Labor Statistics; and (iv) if the Trustee dies after retirement, the unpaid balance of the Retirement Benefit shall be paid in a single lump sum payment 60 days following the date of the Trustee’s death to his or her designated beneficiary or beneficiaries, or if none, to the estate of the deceased Trustee upon the appointment of the executor or administrator of such estate.